Amendment No. 1
To Prospectus Supplement Dated October 30, 2025	Registration No. 333-288863
(To Prospectus Dated August 4, 2025)	Filed Pursuant to Rule 424(b)(3)

Transferable Subscription Right Warrants to Purchase up to 8,000,000 Units,

Each Unit Consisting of One Share of Common Stock,

One Series A Right Warrant, and One Series B Right Warrant,

up to 8,000,000 Shares of Common Stock Upon Exercise of Subscription Rights,

and up to 16,000,000 Shares of Common Stock Issuable Upon Exercise of

the Series A Right Warrants and Series B Right Warrants,

up to a Total of 24,000,000 Shares of Common

Stock in the Aggregate

This Amendment (this “Amendment”) updates and supplements the prospectus supplement dated October 30, 2025, and the accompanying prospectus dated August 4, 2025 (collectively, the “Prospectus”), which forms a part of our Registration Statement on Form S-3 that was declared effective by the Securities and Exchange Commission on August 4, 2025 (Registration No. 333-288863). This Amendment is being filed to amend and supplement certain information included in the Prospectus with the information contained in this Amendment. This Amendment should be read in conjunction with the Prospectus. This Amendment amends only those sections of the Prospectus that relate to the information provided in this Amendment; all other sections of the Prospectus remain as is.

This Amendment and Prospectus related to the distribution in the form of a dividend, at no charge, transferable unit subscription rights (the “Unit Subscription Rights”) entitling holders of our common stock, par value $0.001 per share (“Common Stock”), and certain eligible warrantholders (pursuant to contractual rights) as of the record date of 5:00 p.m., Eastern time, on November 10, 2025, to purchase units (“Units”) at a subscription price of $4.00 per Unit (“Unit Subscription Price”). Each Unit consists of one share of Common Stock, one Series A right to purchase one share of Common Stock (“Series A Right”), and one Series B right to purchase one share of Common Stock (“Series B Right” and, together with the Series A Right, collectively the “Series Rights” and together with the Unit Subscription Rights, collectively, the “Rights”). The Common Stock, Series A Right and Series B Right comprising the Units will separate upon the closing of the Unit Subscription Rights offering (the “Unit Subscription Rights Offering”) and will be issued separately but may only be purchased as a Unit.

This Amendment updates and provides that upon the closing of the Unit Subscription Rights Offering, we will use our best efforts to have the Series A and the Series B Rights listed on The Nasdaq Stock Market, although we cannot guarantee such an outcome.

This Amendment should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Amendment, you should rely on the information in this Amendment.

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “AMPG.” On December 5, 2025, the last reported sale price of our Common Stock was $3.32 per share.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page S-21 of the Prospectus Supplement dated October 30, 2025, and in the documents incorporated by reference thereto and hereto for a discussion of the factors you should consider before deciding to exercise the Unit Subscription Rights to purchase the Units, the respective Series Rights and the Common Stock underlying the Units and the Series Rights. We and our board of directors are not making any recommendation regarding the exercise of your Rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this Amendment and the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement No. 2 dated December 8, 2025